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                                                                     Exhibit 5

                                 August 2, 2000

Delhaize America, Inc.
2110 Executive Drive
P.O. Box 1330
Salisbury, North Carolina 28145-1330

Ladies and Gentlemen:

      As local counsel to Delhaize America, Inc., a North Carolina corporation formerly known as Food Lion, Inc. (the "Company"), we have been asked to render the following opinion in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 Registration Statement, File No. 333-91123 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of 4,188,000 shares (the "Shares") of Class A common stock, par value $0.50 per share, of the Company, subject to issuance by the Company upon exercise of options granted under the Hannaford Bros. Co. 1998 Stock Option Plan, the Hannaford Bros. Co. 1988 Stock Plan and the Hannaford Bros. Co. Stock Ownership Plan for Outside Directors (collectively, the "Plans") assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of August 17, 1999, among the Company, Hannaford Bros. Co., and FL Acquisition Sub, Inc., as amended (the "Merger Agreement").

      In so acting, we have examined such records and documents as we have deemed relevant as a basis for the opinion expressed herein, and we have relied upon an officer's certificate as to certain factual matters.

      Based on the foregoing, we are of the opinion that the Shares are duly authorized and, upon payment of the option exercise price and issuance of the Shares in accordance with the terms of the Plans and the Merger Agreement, the Shares will be duly and validly issued, fully paid and nonassessable.

      We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

                                             Sincerely,

                                             ROBINSON, BRADSHAW & HINSON, P.A.

                                             By: /s/ David W. Dabbs
                                                 ------------------
                                                 David W. Dabbs